Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Description	Registration Statement Number

Form S-8
Lowe’s 401(k) Plan	33-29772
Lowe’s Companies, Inc. 1994 Incentive Plan	33-54499
Lowe’s Companies, Inc. 1997 Incentive Plan	333-34631
Lowe’s Companies, Inc. Directors’ Stock Option Plan	333-89471
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031; 333-196513
Lowe’s Companies Employee Stock Purchase Plan - Stock Options for Everyone	333-143266; 333-181950

of our report dated June 22, 2017, relating to the financial statements and supplemental schedule of Lowe’s 401(k) Plan appearing in this Annual Report on Form 11-K of Lowe’s 401(k) Plan for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
June 22, 2017